Exhibit 10.23

CONFORMED COPY

CROWN AMERICAN PROPERTIES, L.P.

Seller,

and

CROWN INVESTMENTS TRUST

Purchaser,

PURCHASE AND SALE AGREEMENT

March 31, 2003

Premises

Oak Ridge Mall, Oak Ridge,

Anderson County, Tennessee

TABLE OF CONTENTS

1. Definitions

    Agreement to Sell and Purchase the Mall
    Purchase Price

4. Permitted Encumbrances

5. The Closing

6. Apportionments

7. Documents to be Delivered at the Closing

8. Mall Conveyed As Is; Representations And Warranties of Seller

9. Representations and Warranties of Purchaser

10. Brokers, etc

11. Notices

12. Further Assurances

13. Captions

14 Governing Law; Construction

15. Entire Agreement; No Third Party Beneficiary, etc

16. Pronouns

17. Transaction Expenses, Fees and Disbursements of Counsel, etc

18. Assignment

19. Counterparts

20. No Recording

21. Prevailing Party's Attorneys' Fees

22. Crown American Realty Trust

23. Crown Investments Trust

24. Payment Upon Resale of Mall

TABLE OF EXHIBITS
Exhibit A	Description of Land
Exhibit B	Schedule of Personal Property
Exhibit C	Promissory Note
Exhibit D	List of Adjoining Owners and Documents Comprising Operating Agreements
Exhibit E	List of Documents Comprising the Other Agreements and Consents
Exhibit F	Apportionment of Rents
Exhibit G	Schedule of Leases and Security Deposits
Exhibit H	Form of Assignment of Operating Agreements
Exhibit I	Form of Assignment of Space Leases
Exhibit J	Form of Assignment of Other Agreements
Exhibit K	Form of General Assignment and Bill of Sale
Exhibit L	Management Agreement

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 31st day of March, 2003, by and between CROWN AMERICAN PROPERTIES, L.P., a Pennsylvania limited partnership having an office at Pasquerilla Plaza, Johnstown, Pennsylvania 15901 ("Seller"), as Seller, and CROWN INVESTMENTS TRUST, a Delaware business trust, having an address at Pasquerilla Plaza, Johnstown, Pennsylvania 15901 ("Purchaser"), as Purchaser.

W I T N E S S E T H :

WHEREAS, Seller is owner of Oak Ridge Mall, a regional shopping mall located in the City of Oak Ridge, Anderson County, Tennessee, which is more particularly described in and is the subject of this Agreement; and

WHEREAS, Seller desires to sell such shopping mall to Purchaser, and Purchaser desires to purchase such shopping mall from Seller, subject to and upon all of the terms, covenants and conditions of this Agreement; and

WHEREAS, Crown American Investment Corporation, a Delaware corporation ("CAIC") is a partner in Seller and wishes to accommodate Seller by accepting a distribution of the proceeds of the sale from Seller in exchange for a reduction in its interest in Seller.

NOW, THEREFORE, in consideration of the premises and the mutual undertakings in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. Wherever used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless the context of this Agreement clearly requires another interpretation:

"Adjoining Owners" shall mean those parties listed on Exhibit D annexed hereto.

"Adjoining Properties" shall mean the land and/or the improvements thereon of Adjoining Owners which are not part of but are operated in conjunction with the Mall under the terms of an Operating Agreement.

"Adjustment Point" shall have the meaning set forth in Article 6.

"Anchor" shall mean (i) any Tenant of the Mall leasing an aggregate amount of space in the Mall equal to or in excess of 50,000 square feet of gross leasable area, (ii) any Adjoining Owner owning or leasing a site at the Mall on which is erected a store equal to or in excess of 50,000 square foot of gross leasable area.

"Appurtenances" shall mean all right, title and interest, if any, of Seller in and to the following: (a) all land lying in the bed of any street, highway, road or avenue, open or proposed, public or private, in front of or adjoining the Land, to the center line thereof; (b) all rights of way, highways, public places, easements, appendages, appurtenances, sidewalks, alleys, strips and gores of land adjoining or appurtenant to the Land which are now or hereafter used in connection with the Mall; (c) all awards to be made in lieu of any of the foregoing, or for damages to the Land by reason of the change of grade of any street, highway, road or avenue; and (d) all easements, rights and privileges benefiting the Land, including, without limitation, those under the applicable Operating Agreement or Other Agreements.

"Bill of Sale" shall mean the bill of sale to the Personal Property to be delivered at the Closing as provided in Section 7.1.2.

"Broker" shall have the meaning set forth in Section 10.1.

"Broker's Fee Agreement" shall have the meaning set forth in Section 10.1.

"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which national banking institutions in Pennsylvania are authorized or required to close.

"Closing" shall mean the closing of the sale of the Mall by Seller to Purchaser provided for in Article 5.

"Closing Date" shall have the meaning specified in Section 5.1.

"Deed" shall have the meaning set forth in Section 7.1.1.

"DPI Agreement" that certain Agreement of Sale dated December 19, 2000, by and between Seller and Diversified Product Inspections, Inc., a copy of which previously has been delivered to Purchaser.

"Excepted Items" shall mean: (i) all items of personal property owned by Tenants, subtenants, independent contractors, business invitees, utilities or Adjoining Owners; and (ii) subject to Article 6, accounts receivable.

"Exhibits" shall mean the exhibits attached to this Agreement, each of which shall be deemed to form part of this Agreement whether or not so stated in this Agreement.

"Governmental Authorities" shall mean all agencies, bureaus, departments and officials of federal, state, county, municipal and local governments and public authorities having jurisdiction over the Mall or any part thereof.

"Impositions" shall mean all real estate and personal property taxes, general and special assessments, water and sewer charges, license fees and other fees and charges assessed or imposed by Governmental Authorities upon the Property, Intangible Personal Property and/or Personal Property.

"Improvements" shall mean all buildings, facilities, equipment, structures and improvements now located or hereafter erected on the Land, and all fixtures constituting a part thereof, other than those owned by Adjoining Owners.

"Intangible Personal Property" shall mean all right, title and interest of Seller in and to all telephone numbers listed after the name of the Mall, all names, trade names, designations, logos and service marks, email addresses, the website for the Mall, if any, and any domain name for the Mall, and the appurtenant good will, used in connection with operation of the Mall (other than the names or variations thereof of Seller, Adjoining Owners and Tenants), agreements to operate for specific periods, radius restriction agreements and similar agreements made by Tenants and Anchors, whether in their Leases or Operating Agreements or in separate agreements, computer programs and/or software developed or purchased for the Mall and/or its operation and all similar items of intangible personal property owned by Seller and utilized solely in connection with the operation of the Mall (excluding Excepted Items).

"knowledge" or "notice", when used in respect of Seller, shall mean, without independent investigation other than the actual knowledge of or written notice received by either Michael Fullam, Michael Fenchak or Terry L. Stevens.

"Land" shall mean the following: all those certain lots, pieces or parcels of land situate, lying and being in the County of Anderson, State of Tennessee, more particularly described in Exhibit A annexed hereto and made a part hereof, together with the Appurtenances.

"Leases" shall mean all leases, letter agreements, correspondence, licenses, concessions and other forms of written agreement, wherein Seller (as a party named therein or the successor thereto) grants to a Tenant the right of use or occupancy of any portion of the Mall, and all renewals, modifications, amendments, guaranties and other agreements affecting the same, which are listed on Exhibit G, but expressly excluding the Operating Agreements and the Other Agreements.

"Legal Requirements" shall mean all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to the Mall or any part thereof or the use or manner of use thereof, or to the owners, Tenants or occupants thereof in connection with such ownership, occupancy or use.

"Mall" shall mean, collectively, the Land, the Appurtenances, the Improvements, the Personal Property, the Intangible Personal Property, the Leases, the Operating Agreements and the Other Agreements.

"Management Agreement" shall mean that certain Real Estate Management Agreement between Purchaser and Seller attached hereto as Exhibit L pursuant to which Seller has agreed to manage the Mall after the Closing.

"Operating Agreements" shall mean all agreements and/or ground leases and/or reciprocal easement agreements, as amended, by and between Seller or its predecessor in title to the Mall and the Adjoining Owners, and which bind the owner of the Mall and the Adjoining Owners and are used in connection with the Property, the documents comprising which are listed in Exhibit D.

"Other Agreements" shall mean all contracts, agreements and documents pertaining to the Mall to which Seller or its predecessor in interest is a party and by which Seller is bound, other than the Operating Agreement[s], the Leases, and including without limitation, all service contracts, construction contracts, leases of personal property and utility agreements, the documents comprising which are listed in Exhibit E.

"Other Charges" shall mean all items which are included in Rents other than fixed, minimum, percentage and overage rents.

"Permitted Encumbrances" shall have the meaning set forth in Section 4.1.

"Person" shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

"Personal Property" shall mean the apparatus, machinery, devices, appurtenances, equipment, including but not limited to computers, hardware and wiring and all maintenance equipment, furniture, furnishings, including but not limited to all food court tables, chairs, waste receptacles and other furnishings, seasonal decorations and other items of personal property (other than Intangible Personal Property and the Excepted Items) owned by Seller and located at and used in connection with the ownership, operation or maintenance of the Mall, which are listed in Exhibit B.

"Property" shall mean the Land, the Appurtenances and the Improvements.

"Purchase Price" shall have the meaning set forth in Section 3.1.

"Rents" shall mean all fixed, minimum, additional, percentage, overage and escalation rents, common area and/or mall maintenance charges, advertising and promotional charges, insurance charges, real and personal property taxes, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges and other amounts payable under the Leases or the Operating Agreements.

"Seller's Copy" or "Seller's Copies" shall mean Seller's executed counterpart of the instrument in question or, if an executed counterpart is not in Seller's possession, such conformed or photostatic copies as may be in Seller's possession, each of which shall be certified by Seller as being true and complete.

"Tenants" shall mean the tenants, licensees, concessionaires or other users or occupants under Leases other than those agreements consisting of licenses and concession agreements which have terms, including any rights to renew or extend, not in excess of twelve (12) months.

"Third Party Sales Agreement" shall have the meaning set forth in Section 3.1.2, a copy of which previously has been delivered to Purchaser.

"Title Company" shall mean Tennessee Valley Title Insurance Company.

2. Agreement to Sell and Purchase the Mall. Upon and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey all of Seller's right, title and interest in and to the Mall to Purchaser and Purchaser agrees to purchase all of Seller's right, title and interest in and to the Mall from Seller. At Closing, the Third Party Sales Agreement, the Broker's Fee Agreement and the DPI Agreement shall be assigned by Seller and assumed by Purchaser. Seller shall convey and Purchaser shall accept fee simple title to the Land and Improvements in accordance with the terms of this Agreement.

3. Purchase Price.

3.1 Purchase Price. The purchase price (the "Purchase Price") for the Mall is Eleven Million Four Hundred Twelve Thousand Three Hundred Seventy Two and 96/100 Dollars ($11,412,372.96), and shall be payable as follows:

3.1.1 The Purchase Price to be paid on the Closing Date by a promissory note (the "Note") in the form attached hereto as Exhibit C.

3.1.2 Purchaser and Seller acknowledge that the Mall is presently subject to an agreement of sale by and between Seller and Oak Ridge City Center LLC dated September 6th, 2001, as amended ("Third Party Sales Agreement"). Purchaser has entered into this agreement to purchase the Mall subject to the Third Party Sales Agreement.

3.1.3 The entire Purchase Price is allocable to the Property.

3.1.4 Tax Matters.

3.1.4.1 Purchaser and Seller agree that the purchase and sale of the Mall is intended to be a sale under Section 1001 of the Internal Revenue Code ("Code") and is not intended to be a distribution under Section 731 of the Code. Seller and Purchaser agree to file all necessary tax returns in conformity with a sale transaction.

3.1.4.2 Seller and Purchaser acknowledge that the transfer by Seller will generate a loss which will be shared by the partners of Seller in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of August 17, 1993, as amended by that certain First Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of December 31, 1993, as further amended by that certain Second Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of January 27, 1995 (together with that certain Addendum thereto dated May 3, 1995), as further amended by that certain Third Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of February 1, 1995 (together with that certain Addendum thereto dated as of April 29, 1998) as further amended by that certain Fourth Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of July 1, 1997, as further amended by that certain Fifth Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of December 31, 1997, as further amended by that certain Sixth Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of May 28, 1998 (together with that certain Addendum thereto dated as of June 16, 1998, as amended by that certain Amendment thereto dated as of September 10, 1998), as further amended by that certain Seventh Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. of even date herewith.

3.1.4.3 Concurrent with the Closing, the Note shall be distributed by Seller to CAIC in exchange for a reduction in CAIC's interest in Seller. Such reduction of CAIC's interest in Seller shall reflect an adjustment equivalent to reducing CAIC's partnership units by 1,159,794.

3.1.4.4 Seller and CAIC agree that the distribution of the Note to CAIC is intended to be a non-liquidating distribution by Seller to CAIC under Section 731 of the Code. Seller and CAIC agree to file all necessary tax returns in conformity with such a distribution.

4. Permitted Encumbrances.

4.1 Definition. The Mall is sold and shall be conveyed subject to the following matters ("Permitted Encumbrances"):

4.1.1 all matters of record; and

4.1.2 all other matters as to which Purchaser has knowledge.

4.2 Title Insurance. Purchaser shall be responsible, at Seller's expense, for obtaining title insurance in respect of the Mall if it so chooses.

5. The Closing.

5.1 Closing Date. The Closing shall occur on the date hereof (the "Closing Date").

5.2 Actions at Closing. At the Closing, the parties shall deliver and accept the documents and instruments and take all other action required of them pursuant to this Agreement.

6. Apportionments. At the Closing (except where a later date is specifically provided for in this Article), the parties hereto shall adjust the items set forth below as of 11:59 P.M. on March 31, 2003 (the "Adjustment Point"), and the net amount thereof shall be paid by Purchaser to Seller, or paid by Seller to Purchaser, as the case may be, at the Closing in cash.

6.1 Rents and Other Items. Rents received from Tenants and other matters shall be apportioned as set forth on Exhibit F. Those Rents for periods allocable prior to the Closing Date that have not been paid to Seller by the Tenants and that are described on Exhibit F shall be assigned to Purchaser.

6.2 Third Party Sales Agreement Deposit. The deposit in the amount of One Hundred Fifty Two Thousand and No/100 Dollars ($152,000.00), plus interest thereon, held by Seller pursuant to the terms of the Third Party Sales Agreement shall be assigned to Purchaser at the Closing.

6.3 Additional Items. At the Closing or within thirty (30) days following the Closing, as appropriate, the following additional items shall be apportioned between the parties hereto as of the Adjustment Point, with Seller to be obligated for or entitled to amounts apportioned to the period through the Adjustment Point and Purchaser to be obligated for or entitled to amounts apportioned to the period following the Adjustment Point:

6.3.1 Impositions which are payable by Seller in respect of the Mall on the basis of the fiscal year for such assessment shall be paid by Seller up to Closing Date and Purchaser thereafter. In the case of special assessments payable in installments, the installment for the fiscal year in which the Closing Date occurs shall be apportioned as of the Adjustment Point and Purchaser shall be responsible for paying all subsequent installments thereof. If any Tenant in occupancy at the Closing Date or Adjoining Owner is obligated to pay any Impositions directly to the applicable taxing authority, such Impositions shall not be apportioned.

6.3.2 Water and sewer charges, if any. Any water and sewer charges payable by Tenants in occupancy on the Closing Date or Adjoining Owners directly to the entity or entities furnishing such services shall not be apportioned.

6.3.3 Other utilities payable by Seller, including without limitation electricity and gas. Charges for any utilities payable by Tenants in occupancy on the Closing Date and Adjoining Owners directly to the utility companies furnishing the same shall not be apportioned.

6.3.4 Charges paid by Seller prior to the Closing or payable by Purchaser after the Closing under the Other Agreements to the extent Other Agreements continue post-closing.

6.3.5 Ancillary income receivable by Seller in connection with the licensing of the name of the Mall to third parties, the furnishing of utilities from the Mall to third parties, the leasing of kiosks, antennae, baby strollers and other items and the like.

          Contributions Seller is legally obligated to pay to (i) merchants' and other associations, and (ii) promotional activities at the Mall.

          Any other items of income or expense of the Mall, which, in accordance with generally accepted business practices, should be apportioned between Seller and Purchaser.

6.4 Settlement Statement. To the extent that there is an error or omission in any of the prorations or other payments made pursuant to the statement showing all prorations and other payments to be made at the Closing pursuant to the terms of this Agreement and the same is discovered following the Closing, the parties agree to rectify the same as promptly as possible following such discovery.

6.5 Survival. The provisions of this Article 6 shall survive the Closing.

7. Documents to be Delivered at the Closing.

7.1 Seller's Closing Documents. At the Closing, Seller will deliver or cause to be delivered to Purchaser each of the instruments and documents listed in this Section 7.1, executed and acknowledged where appropriate by Seller and/or the other party or parties thereto, but none of such instruments and documents shall be deemed delivered or any other action taken until all Closing deliveries and actions are complete:

7.1.1 A deed of bargain and sale ("Deed") with respect to the Property, in proper statutory form for recording, conveying the Property from Seller to Purchaser free and clear of all monetary liens or encumbrances.

7.1.2 A Bill of Sale transferring the Personal Property to Purchaser in the form annexed hereto on Exhibit K, which Bill of Sale shall contain no warranties, express or implied, by Seller except that Seller owns the Personal Property transferred thereby, free and clear of all monetary liens or encumbrances.

7.1.3 An assignment by Seller to Purchaser, in the form annexed hereto as Exhibit H, of all of Seller's right, title and interest in, to and under the Operating Agreements.

7.1.4 An assignment by Seller to Purchaser, in the form annexed hereto as Exhibit I, of all of Seller's right, title and interest in, to and under all the Leases, and in and to all security deposits and any interest thereon which, under the terms of the applicable Leases, is payable to the Tenants thereunder.

7.1.5 An assignment by Seller to Purchaser, in the form annexed hereto as Exhibit J, of all of Seller's right, title and interest in, to and under all Other Agreements.

7.1.6 A "General Assignment" by Seller to Purchaser, in the form annexed hereto as Exhibit K, of, to the extent in Seller's possession or control, and to the extent transferable, subject to any rights retained by the creator thereof, all of Seller's right, title and interest in and to the following, if any: (i) all warranties and guaranties of manufacturers, suppliers and contractors, to the extent the same are assignable, (ii) all permits of Governmental Authorities, and licenses and approvals of private utilities and others, required for or necessary to the operation and maintenance of the Mall, to the extent the same are assignable, (iii) all cash security deposits held by any utility with respect to the Mall (plus the interest accrued thereon, if any), (iv) all Intangible Personal Property, (v) all site plans, surveys, plans or specifications and floor plans relating to the Mall, (vi) all traffic pattern and similar studies, all architectural and engineering plans (whether "as built" or design), including, without limitation, any such plans relating to any proposed expansion or renovation, and any feasibility or marketing studies prepared by third parties for Seller or any affiliate of Seller and (vii) all catalogues, booklets, manuals, files, logs, records, correspondence, tenant lists, tenant prospect lists, tenant histories, tenant files, brochures and materials, advertisements and other similar intangible property directly relating to the Mall or any part thereof.

7.1.7 Consents from third parties, if any, as indicated on Exhibit E attached hereto, which are required for the assignment of any material Other Agreement.

7.1.8 Seller's Copies of the Operating Agreements.

7.1.9 Seller's Copies of the Leases.

7.1.10 Seller's Copies of the Other Agreements.

7.1.11 Notices to Tenants, and notices to Adjoining Owners, notifying each of the sale of the Mall to Purchaser as of the Closing Date, each in a form reasonably satisfactory to Purchaser.

7.1.12 A schedule setting forth (x) a list of all Tenants and Adjoining Owners which are delinquent in payment of Rents as of the Adjustment Point, which list shall set forth the amount of each such delinquency, the period to which each such delinquency relates and the nature of the amount due, itemizing separately fixed monthly rent, escalation charges or reimbursements, common area maintenance, electric charges, charges for tenant services, charges for overtime services, percentage rent and Other Charges, if any, and (y) a list of each Tenant and Adjoining Owner which paid percentage or overage rent based on sales or gross income during the fiscal year in which the Closing Date occurs and the amount so paid by each such Tenant or Adjoining Owner through the Adjustment Point.

7.1.13 A schedule setting forth (i) all tenant alterations which are required to be performed by Seller (whether or not at its expense) pursuant to the Leases in order to prepare space for occupancy by Tenants which have not been completed, (ii) the party responsible for paying for such tenant alterations, and (iii) all allowances payable by Seller to such Tenants in lieu of such work which have not been paid.

7.1.14 An affidavit that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

7.1.15 Counterparts of the settlement statement provided for in Section 6.4 showing all prorations and other payments to be made pursuant to the terms of this Agreement at the Closing.

7.1.16 All sales tax, transfer tax and other tax returns, if any, which Seller is required by law to execute and deliver, either individually or together with Purchaser, to any Governmental Authority as a result of the sale.

7.1.17 A copy of the resolutions of the Board of Trustees of the general partner of Seller, certified by the secretary or an assistant secretary of the general partner of Seller, which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution by Seller of this Agreement and the documents, instruments and agreements to be executed and delivered by Seller pursuant hereto, together with an incumbency certificate as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and agreements on behalf of Seller.

7.1.18 Good standing certificates from the Secretaries of the State of Delaware and Pennsylvania for Seller, dated within 30 days of the Closing Date.

7.1.19 All records and files which are in the possession or control of Seller or easily obtainable by Seller relating to the operation and maintenance of the Mall, including without limitation, to the extent in the possession of such parties, (i) current tax bills, current water, sewer, utility and fuel bills, payroll records, billing records for Tenants and Adjoining Owners, (ii) repair and maintenance records and the like which affect or relate to the Mall, (iii) plans, drawings, blue prints and specifications for the Mall, all warranties and guaranties of manufacturers, suppliers and contractors in effect on the Closing Date, (iv) certificates of occupancy and other licenses and permits, (v) all of the items of property covered by the documents specified in Sections 7.1.2 and 7.1.6 and (vi) keys to the Mall. Delivery of such materials shall be effectuated pursuant to arrangements made by Seller for the Mall and the property manager or managers retained by Purchaser to operate the Mall.

7.1.20 All documents reasonably requested by the Title Company in order to enable Purchaser to obtain extended coverage and/or other endorsements to its title insurance policies, including, without limitation, such instruments as shall be reasonably required by the Title Company to insure title to the Mall without exception for mechanic's liens which could be filed only as a result of actions by Seller, but only provided that such documents do not expose Seller to any material expense or liability not already provided for in this Agreement.

7.1.21 The Management Agreement.

7.1.22 All other instruments and documents, if any, to be executed, acknowledged and/or delivered by Seller pursuant to any of the other provisions of this Agreement or which are reasonably requested by Purchaser.

7.2 Purchaser's Deliveries. At the Closing, Purchaser will deliver or cause to be delivered to Seller or the other parties indicated below each of the payments, documents and instruments listed in this Section 7.2, such instruments and documents to be executed and acknowledged where appropriate:

7.2.1 The Note as set forth in Section 3.1.1.

7.2.2 All sales tax, transfer tax and other tax returns, if any, certificates of value and similar documents which Purchaser is required by law to execute and deliver, either individually or together with Seller, to any Governmental Authority as a result of the sale.

7.2.3 Counterparts of each of the instruments and documents listed in Sections 7.1.2, 7.1.3, 7.1.4, 7.1.5, 7.1.6, 7.1.15, 7.1.16 and 7.1.21.

7.2.4 Proof satisfactory to Seller that (i) the transaction contemplated by this Agreement, and (ii) the execution of this Agreement and the documents, instruments and agreements to be executed and delivered by Purchaser pursuant hereto have been duly authorized by all necessary action on the part of Purchaser, together with an incumbency certificate as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and agreements on behalf of Purchaser.

7.2.5 A good standing certificate from the Secretary of the State of Delaware for Purchaser, dated within 30 days of the Closing Date.

7.2.6 All other payments, instruments and documents, if any, to be executed, acknowledged and/or delivered by Purchaser pursuant to any of the other provisions of this Agreement.

7.3 Access to Records. Purchaser agrees to use reasonable efforts but at no additional expense for a period of seven (7) years following the Closing Date to retain and make available to Seller or to any Governmental Authority having jurisdiction over Seller for inspection and copying, at Seller's expense, on reasonable advance notice at reasonable times at the place in the continental United States where Purchaser then maintains its records in respect of the Mall, all documents and records concerning the Mall delivered by Seller to Purchaser, actually or constructively, in connection with the Closing. If Purchaser desires to destroy any such records prior to the expiration of such seven-year period, Purchaser shall first notify Seller and permit Seller to take delivery of the records in question; and if Seller declines to do so, Purchaser shall then be free to destroy the same. The provisions of this Section 7.3 shall survive the Closing.

8. Mall Conveyed As Is; Representations And Warranties of Seller.

8.1 No Implied Representations. Purchaser acknowledges that except as expressly set forth in this Agreement and in the documents and instruments delivered by Seller at the Closing, neither Seller nor any agent or representative or purported agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Mall or any part thereof, the physical condition thereof, environmental matters, income, expenses or operation thereof or of the Personal Property or Intangible Personal Property, the uses which can be lawfully made of the same under applicable zoning or other laws or any other matter or thing with respect thereto, including, without limitation, any existing or prospective Leases, Operating Agreements or Other Agreements. Without limiting the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and in the documents and instruments delivered by Seller at the Closing, Seller is not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations, real estate brokers' "set-ups" or offering materials or any other information respecting the Mall furnished by Seller or any broker, employee, agent, consultant or other Person representing or purportedly representing Seller. Purchaser acknowledges and agrees that its offer is based upon its own views and judgments regarding the Property's value and such judgments are not subject to Purchaser's due diligence review. Accordingly, Seller is entering into this Agreement based upon Purchaser's assurances that Purchaser has a well-informed opinion of the value of the Property. Purchaser has "signed off" on market conditions which influence the Property such as the Property's competitive position relative to its existing and potential future competitors, market rental rates achievable at the Property, vacancy assumptions, credit loss and downtime reserves, project growth rates (if any) in rents, expenses, and/or retail sales, impact of the sale on assessed values, tenant work and leasing fee levels necessary to generate estimated market rents, tenant retention ratios and the need for an amount of any "capital reserves". The provisions of this Section 8.1 shall survive the Closing.

8.2 "As-Is" Purchase. Purchaser represents that it has, at its sole cost and expense, inspected the Mall, the physical and environmental condition and the uses thereof and the fixtures, equipment and Personal Property included in this sale to its satisfaction, that it has, or will have, independently investigated, analyzed and appraised the value and profitability thereof, the creditworthiness of Tenants and Adjoining Owners and the presence of hazardous materials, if any, in or on the Mall, that it has received copies of and/or has reviewed, or will have reviewed, the Leases, the Operating Agreements, the Other Agreements and all other documents referred to herein, that it is, or will be, thoroughly acquainted with all of the foregoing and that Purchaser, in purchasing the Mall, will rely exclusively upon its own independent investigations, analyses, studies and appraisals and not upon any information provided to Purchaser by or on behalf of Seller with respect thereto. Purchaser agrees to accept the Mall in "as is, where is" condition, except for Seller's warranties in this Agreement and as otherwise set forth herein, with all faults as at the date hereof and specifically and expressly without any warranties, representations or guarantees, either express or implied as to (i) the Property's condition, fitness for any particular purpose, or merchantability, (ii) the structural integrity of the Improvements, (iii) the accuracy or completeness of any information, data, materials or conclusions contained in any information provided to Purchaser from any source whatsoever, except as otherwise expressly provided herein, (iv) environmental matters pertaining to the Mall or any Adjoining Properties, or (v) any other warranty of any kind, nature or type whatsoever from Seller, except as may be expressly provided herein, and Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions may not have been revealed by Purchaser's investigations; and, except as specifically set forth otherwise in this Agreement, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, attorneys' fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller by reason of or arising out of any latent or patent construction defects or physical conditions, violations of applicable laws (including, without limitation, environmental laws) and any and all other acts, omissions, events, circumstances or matters with respect to the Mall.

8.3 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

8.3.1 Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance by Seller of this Agreement and the documents to be executed by Seller pursuant hereto have been duly and validly authorized by all necessary partnership and corporate action on the part of Seller and its partners. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, liquidation, arrangement or moratorium proceeding or allegation of fraudulent conveyance is now pending or, to Seller's knowledge, threatened against Seller.

8.3.2 Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

8.3.3 Execution by Seller of this Agreement and all documents provided for herein to be executed by Seller, and performance by Seller of the provisions hereof and thereof, will not (i) violate or result in any breach of, or constitute a default under, any law, regulation, rule, order or judgment of any governmental authority to which Seller is subject, or any material agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or other instrument to which Seller is a party or by which Seller is bound, where such breach or default might be reasonably expected to materially and adversely affect Seller's ability to perform its obligations hereunder or under such other documents, or (ii) require any approval or consent of any Governmental Authority, any Tenant or any Adjoining Owner.

8.4 Survival. Seller's representations and warranties contained in this Agreement shall survive the Closing for a period of one hundred eighty (180) days.

9. Representations and Warranties of Purchaser.

9.1 Purchaser's Warranties. Purchaser warrants and represents to Seller as follows:

9.1.1 Purchaser is a business trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

9.1.2 Purchaser has full power and authority to enter into this Agreement and perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the documents to be executed by Purchaser pursuant hereto have been duly and validly authorized by all necessary action on the part of the Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, arrangement or moratorium proceeding, or allegation of fraudulent conveyance, is now pending or, to Purchaser's knowledge, threatened against Purchaser.

9.1.3 Execution by Purchaser of this Agreement and all documents provided for herein to be executed by Purchaser, and performance by Purchaser of the provisions hereof and thereof, will not violate or result in any breach of, or constitute a default under, any law, regulation, order or judgment of any governmental authority to which Purchaser is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or any other instrument to which Purchaser is a party or by which Purchaser is bound, where such breach or default might adversely affect Purchaser's ability to perform its obligations hereunder or under such other documents. Purchaser is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder might adversely affect Purchaser's ability to perform its obligations under this Agreement or such other documents.

9.1.4 Purchaser is not utilizing the assets of any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) for or in connection with its acquisition of the Mall, or any of them.

9.2 Survival. All of Purchaser's representations shall survive the Closing for a period of one hundred eighty (180) days.

10. Brokers, etc.

10.1 Seller's Representation. Seller represents and warrants to Purchaser that Seller dealt with no investment banker, real estate agent, broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein. Notwithstanding the foregoing, Seller has contracted with CB Richard Ellis (the "Broker") to sell the Mall and such fee arrangement with Broker shall be assigned by Seller and assumed by Purchaser ("Broker's Fee Agreement"). Seller agrees to indemnify and hold harmless Purchaser and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about the transaction contemplated by this Agreement by any broker, finder or similar agent or party who claims to have dealt with Seller or any affiliate thereof in connection with the transaction contemplated by this Agreement, other than Broker.

10.2 Purchaser's Representation. Purchaser represents and warrants to Seller that neither Purchaser, nor any affiliate thereof, has dealt with any investment banker, real estate agent, broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein. Purchaser agrees to indemnify and hold harmless Seller and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about the transaction contemplated by this Agreement by any broker, finder or similar agent or party who claims to have dealt with Purchaser or any affiliate thereof in connection with the transaction contemplated by this Agreement. A broker's fee payable under the Broker's Fee Agreement shall be paid by Purchaser upon a closing pursuant to the Third Party Sales Agreement. Purchaser further agrees to indemnify and hold harmless Seller and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand by the Broker for commissions or other compensation for bringing about a sale of the Mall to any third party, including without limitation the "Purchaser" as defined in the Third Party Sales Agreement.

10.3 Survival. The indemnifications set forth in this Article 10 shall survive the Closing or the termination of this Agreement.

11. Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which either party desires to give with respect to this Agreement shall be in writing and shall be delivered by hand or sent by telecopy (with the original sent by first-class mail, postage prepaid), or sent postage prepaid, by registered or certified mail, return receipt requested, or by reputable overnight courier service addressed to the party to be notified as follows (or to such other address as such party shall have specified at least ten (10) days prior thereto by like notice) and shall be deemed given when so delivered by hand or telecopied, and if mailed, three (3) Business Days after mailing (one (1) Business Day in case of overnight courier service), as follows:

if to Seller, to:

Crown American Properties, L.P.

Pasquerilla Plaza

Johnstown, PA 15901

Attn: Terry L. Stevens, Chief Financial Officer

Telecopier: 814-533-4661

with a copy at the same time to:

Crown American Properties, L.P.

Pasquerilla Plaza

Johnstown, PA 15901

Attention: Legal Department

Telecopier: (814) 535-9431

and to:

Spitzer & Feldman

405 Park Avenue

New York, NY 10022

Attention: M. James Spitzer, Jr., Esquire

Telecopier: (212) 838-7472

if to Purchaser, to:

Crown Investments Trust

Pasquerilla Plaza

Johnstown, PA 15901

Attn: Ronald J. Hamilton, Chief Financial Officer

Telecopier: 814-535-9323

with a copy at the same time to:

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219

Attention: David L. DeNinno, Esquire

Telecopier: (412) 288-3063

12. Further Assurances. Each of Seller and Purchaser agrees, at any time and from time to time after the Closing, to execute, acknowledge, where appropriate, and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intents and purposes of this Agreement, provided that such request is made by notice given within two (2) years after the Closing Date. If required by the other party, the party making the request will bear the reasonable cost involved. Neither party shall be required to execute any instrument or document pursuant to this Article 12 which would increase the liability or obligations of such party over that provided for in this Agreement and the instruments and documents executed by such party pursuant hereto in any material respect. The provisions of this Article 12 shall survive the Closing.

13. Captions. The article and section titles or captions in this Agreement and the Table of Contents and the Schedule of Exhibits prefixed hereto are for convenience only and shall not be deemed to be part of this Agreement.

14. Governing Law; Construction. This Agreement, including all matters relating to title to the Mall or instruments carrying or affecting such title, shall be construed, interpreted and enforced in accordance with the laws of the State of Tennessee. Each party hereto acknowledges that it was represented by counsel in connection with this Agreement and the transactions contemplated herein, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and the documents and instruments to be delivered hereunder, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the documents and instruments to be delivered hereunder.

15. Entire Agreement; No Third Party Beneficiary, etc. This Agreement, including all Exhibits, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties have made no representations with respect to the subject matter of this Agreement and have given no warranties with respect to the subject matter hereof except as expressly provided herein and/or expressly provided in the documents delivered at Closing. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm, corporation or other entity other than the parties hereto and their permitted assigns. The provisions of this Article 15 shall survive the Closing or termination of this Agreement.

16. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

17. Transaction Expenses, Fees and Disbursements of Counsel, etc.

17.1 Transaction Expenses. Seller shall pay the cost for title insurance, the transfer taxes payable in connection with the Deed and transfer of title to the Property, and all recording fees and charges.

17.2 Other Expenses. Subject to Section 17.1, each party shall pay its own expenses in connection with the transactions contemplated in this Agreement, including the fees, disbursements and charges of its own counsel, accountants, consultants, experts and other advisors in connection with the negotiation and preparation of this Agreement and the Closing; provided, however, that Seller shall pay to Purchaser the sum of $47,000.00 for the Purchaser's attorneys fees.

17.3 Survival. The provisions of this Article 17 shall survive the Closing or termination of this Agreement.

18. Assignment. Neither Purchaser nor Seller shall, without the prior written consent of the other, assign this Agreement or its rights hereunder, in whole or in part, to any other person or entity, except that either party may assign their respective rights under this Agreement to any entity controlled by or under common control with Purchaser or Seller, as the case may be.

19. Counterparts. This Agreement may be executed in counterparts, each of which (or any combination of which, signed by all of the parties) shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

20. No Recording. The parties agree that neither this Agreement nor any memorandum or notice hereof shall be recorded or filed in any public records.

21. Prevailing Party's Attorneys' Fees. In connection with any litigation, including appellate proceedings, initiated by a party hereto against the other party hereto and arising out of this Agreement or any instrument or document executed pursuant hereto, the party adjudicated to be the prevailing party shall be entitled to recover reasonable attorneys' fees and disbursements from the other party. The provisions of this Article shall survive the Closing or the termination of this Agreement.

22. Crown American Realty Trust. The name and designation "Crown American Realty Trust" ("CART") is the name of the Trust and the collective designation of the trustees from time to time under that certain Declaration of Trust, amended and restated as of August 6, 1993, and as may be further amended and/or restated. Neither the trustees, officers, agents or shareholders of CART assume any personal liability for the obligations of CART by reason of their status as a trustee, officer, agent or shareholder thereof.

23. Crown Investments Trust. Neither the trustees, officers, agents or owners of Purchaser assume any personal liability for the obligations of Purchaser by reason of their status as a trustee, officer, agent or owner thereof.

24. Payment Upon Resale of Mall.

24.1 Payment Obligation. In the event that, during the period beginning on the date hereof and ending on the sixth anniversary of the date hereof, Purchaser shall consummate a Sale of the Mall (as hereafter defined), Purchaser hereby agrees to pay in cash to Seller an amount equal to ninety percent (90%) of the Net Proceeds of Sale (as hereafter defined) in excess of the Mall Investment (as hereafter defined). Any payment required to be made by Purchaser pursuant to the preceding sentence shall be made by wire transfer in immediately available funds to Seller upon the effective date of the relevant Sale of the Mall; provided, that if all or a portion of the proceeds from a Sale of the Mall are paid to Purchaser on a deferred or contingent basis, then Purchaser agrees to pay to Seller ninety percent (90%) of the Net Proceeds of Sale actually received as and when the proceeds in excess of the Mall Investment are received.

24.2 Sale of the Mall. For purposes of Section 24.1, a "Sale of the Mall" shall be deemed to occur upon the sale, transfer or alienation of all or substantially all of the shares, business or assets acquired by Purchaser pursuant to this Agreement (collectively, the "Mall Assets"), in one or more transactions, to one or more parties, whether by merger, purchase of stock or assets, tender offer, exchange offer or otherwise, or any combination of the foregoing. Notwithstanding the foregoing, a sale of the Mall shall not be deemed to occur in the event the Mall is transferred to any entity which is directly or indirectly controlling, controlled by or under common control with Purchaser.

24.3 Net Proceeds of Sale. For purposes of Section 24.1, the "Net Proceeds of Sale" of any Sale of the Mall shall be equal to the aggregate value of all consideration received by Purchaser in connection with each transaction pursuant to which the Sale of the Mall occurs, less all costs and expenses associated therewith, including but not limited to transfer taxes, brokerage fees and transaction costs. For purposes of this Section 24.3, any non-monetary consideration shall be valued at its fair market value, as agreed by Purchaser and Seller, or failing such agreement, as determined by an appraiser jointly designated by Purchaser, on the one hand, and Seller, on the other hand.

24.4 Mall Investment. For purposes of Section 24.1, the "Mall Investment" shall be equal to (x) $11,412,372.96, plus (y) the aggregate amount of all additional investments in the Mall, plus (z) an eight percent (8%) return (compounded annually) on the amounts set forth in (x) and (y) above. Upon request, Purchaser shall provide reasonable evidence of such additional investments in the Mall.

(signatures on following page)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:

CROWN AMERICAN PROPERTIES, L.P.
By: Crown American Realty Trust, its sole general partner

By: /s/ Terry L. Stevens
Name: Terry L. Stevens
Title: Executive Vice-President and Chief Financial Officer

PURCHASER:

CROWN INVESTMENTS TRUST

By: /s/ Ronald J. Hamilton
Name: Ronald J. Hamilton
Title: Chief Financial Officer

JOINDER

Crown American Investment Corporation, a Delaware corporation ("CAIC") hereby executes this Agreement solely to evidence its agreement to accept the distribution of the Note (as defined in Section 3.1.1) from Seller in exchange for a reduction in CAIC's interest in Seller. Such reduction in CAIC's interest shall reflect an adjustment equivalent to reducing CAIC's Partnership Units by 1,159,794.

CAIC agrees that the distribution of the Note to CAIC is intended to be a non-liquidating distribution by Seller to CAIC under Section 731 of the Code. CAIC agrees to file all necessary tax returns in conformity with such a distribution.

CROWN AMERICAN INVESTMENT CORPORATION
a Delaware corporation

By: /s/ Ronald J. Hamilton
Name: Ronald J. Hamilton
Title: Chief Financial Officer